Exhibit 99.1

FOR IMMEDIATE RELEASE

AMREIT TO BE ACQUIRED BY EDENS FOR $26.55 PER SHARE

Exploration of Strategic Alternatives Results in Cash Sale at Nearly 40% Premium

HOUSTON, October 31, 2014 – AmREIT, Inc. (NYSE: AMRE) today announced that it has entered into a definitive agreement with Edens Investment Trust (“EDENS”) under which EDENS will acquire all outstanding shares of common stock of AmREIT for $26.55 per share in an all-cash transaction with a total enterprise value of approximately $763 million.

The transaction, which has been unanimously approved by AmREIT’s Board of Directors, represents a premium of nearly 40% over AmREIT’s closing stock price on July 9, 2014, the last trading day prior to disclosure of an unsolicited proposal from Regency Centers Corporation, and a premium of 21% over that $22 per share proposal.

“This is an outstanding outcome for our stockholders, who will receive in cash a premium value for their shares reflecting the irreplaceable characteristics of our portfolio of properties,” said Kerr Taylor, Chairman and Chief Executive Officer. “I am pleased with the leadership of our Board in authorizing and overseeing a very robust exploration of strategic alternatives consistent with our July announcement.”

“Our Board conducted a thorough strategic review and a comprehensive sale process, assisted by highly experienced financial and legal advisors. We are very pleased that this robust process produced a substantial premium for AmREIT stockholders through this sale to EDENS,” said H. L. Rush Jr., Lead Independent Director.

EDENS is a leading national retail real estate owner and developer with a 48-year track record of enriching communities in which it does business. EDENS owns a $4.2 billion portfolio of market-leading urban retail centers.

“We’re excited to transition the stewardship of our market-leading portfolio to EDENS, a highly successful firm we have long admired. EDENS shares our vision, values, and commitment to investing in the Irreplaceable Corners that have become the cornerstone of our business,” said Taylor.

Terry Brown, Chairman and Chief Executive Officer of EDENS, stated, “This opportunity is an important step in our strategic plan to complement, enhance and expand our platform and existing portfolio of leading urban retail centers.”

Completion of the transaction, which is currently expected to occur in the first quarter of 2015, is contingent upon customary closing conditions and the approval of AmREIT’s stockholders, who will vote on the transaction at a special meeting on a date to be announced. The transaction is not contingent on receipt of financing by EDENS.

Jefferies LLC acted as financial advisor to AmREIT and Morrison & Foerster LLP and Venable LLP acted as AmREIT’s legal advisors. Goldman, Sachs & Co. acted as financial advisor to EDENS and King & Spalding LLP acted as legal advisor to EDENS.

Third Quarter 2014 Financial Results

AmREIT will release financial results for its third quarter 2014 on November 4 at 8:00 a.m. ET. In light of today’s announcement, the company will not hold a conference call for analysts and investors to discuss financial results.

About AmREIT, Inc.

AmREIT, The Irreplaceable Corner™ Company, is an equity real estate investment trust that specializes in the acquisition, operation, redevelopment, and vertical densification of retail and mixed-use properties located in highly affluent, urban submarkets. The company’s existing properties are strategically concentrated in five of the top metropolitan markets in the southern U.S.: Houston, Dallas, San Antonio, Austin and Atlanta. The company is internally-advised and fully integrated with significant local market experience and relationships. AmREIT’s portfolio was 95.2% leased as of June 30, 2014, and its top five tenants include Kroger, Landry’s, CVS/Pharmacy, H-E-B, and Safeway. AmREIT also has preferential access to a substantial acquisition pipeline through its value-add joint ventures, which often include major institutional investors who partner with the company as local experts. For more information, please visit www.amreit.com.

About EDENS

EDENS develops, owns and operates community-building centers in primary markets throughout the East Coast. Focusing on innovative development and redevelopment together with key acquisitions in urban areas, the Company has built an institutional-quality portfolio of 100 retail centers. EDENS has Regional Headquarters in Boston, New York, Washington, D.C., Atlanta, Miami and Columbia, SC. For additional information about the Company and its retail real estate portfolio, please visit www.EDENS.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, dividends, achievements or transactions of the company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. These forward-looking statements can be identified by terminology such as “will”, “should”, “expects”, “anticipates”, “future”, “intends”, “plans”, “projects”, “predicts”, “believes”, “estimates”, “forecasts”, “may” and similar statements. Such factors include, among others, factors that could affect, prevent or delay the closing of the transactions described in this release and factors regarding AmREIT’s financial condition and results of operations. All forward-looking statements speak only as of the date of this press release or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving AmREIT and EDENS. In connection with the transaction, AmREIT will file a proxy statement with the SEC. Stockholders are urged to read the proxy statement carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction. The final proxy statement will be mailed to AmREIT stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at AmREIT’s Web site, www.amreit.com, or by contacting Chad C. Braun, Chief Operating Officer and Chief Financial Officer of AmREIT, telephone (713) 850-1400.

AmREIT and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding AmREIT’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K and quarterly reports on Form 10-Q, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.

CONTACT:
For AmREIT:
INVESTORS:
Chad C. Braun (cbraun@amreit.com)
AmREIT, 713.850.1400

MEDIA:
George Sard/Matt Benson/Nathaniel Garnick
Sard Verbinnen & Co
212.687.8080

For EDENS:
Shari Misher Stenzler
London Misher Public Relations
shari@londonmisherpr.com
212.759.2800